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                                                                   EXHIBIT 23.03

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

January 4, 1999

Board of Directors
AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

Re: Registration Statement of AT&T Corp. relating to the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998, among AT&T Corp., Italy Merger Corp., a wholly owned subsidiary of AT&T, and Tele-Communications, Inc.

Ladies and Gentlemen:

  Reference is made to our opinion letter dated June 23, 1998 with respect to the fairness from a financial point of view to AT&T Corp. ("AT&T") of the collective exchange ratios, taken as a whole, under the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998, among AT&T, Italy Merger Corp., a wholly owned subsidiary of AT&T, and Tele-Communications, Inc. ("TCI"), which provides for a merger in which (a) each outstanding share of Series A TCI Group Common Stock, par value $1.00 per share, of TCI will be converted into the right to receive 0.7757 shares of Common Stock, par value $1.00 per share, of AT&T (the "AT&T Common Stock"), (b) each outstanding share of Series B TCI Group Common Stock, par value $1.00 per share, of TCI will be converted into the right to receive 0.8533 shares of AT&T Common Stock, (c) each outstanding share of Series A Liberty Media Group Common Stock, par value $1.00 per share, of TCI will be converted into the right to receive one share of AT&T Class A Liberty Group Common Stock, par value $1.00 per share, of AT&T (the "AT&T Class A Liberty Group Common Stock"), (d) each outstanding share of Series B Liberty Media Group Common Stock, par value $1.00 per share, of TCI will be converted into the right to receive one share of AT&T Class B Liberty Group Common Stock, par value $1.00 per share, of AT&T (the "AT&T Class B Liberty Group Common Stock"), (e) each outstanding share of Series A TCI Ventures Group Common Stock, par value $1.00 per share, of TCI will be converted into the right to receive 0.52 of a share of AT&T Class A Liberty Group Common Stock, and (f) each outstanding share of Series B TCI Ventures Group Common Stock, par value $1.00 per share, of TCI will be converted into the right to receive 0.52 of a share of AT&T Class B Liberty Group Common Stock.

  The foregoing opinion letter is provided for the information and assistance of the Board of Directors of AT&T in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that AT&T has determined to include our opinion in the above-referenced Registration Statement.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY, Opinions of Financial Advisors", "THE PROPOSED TRANSACTIONS, Background", "THE PROPOSED TRANSACTIONS, AT&T's Reasons for the Merger; Recommendation of the AT&T Board" and "THE PROPOSED TRANSACTIONS, Opinions of AT&T's Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)